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                                  EXHIBIT 10.2

                              FIRST BANK OF FLORIDA
                              EMPLOYMENT AGREEMENT


         This AGREEMENT is made effective as of May 20, 1997 by and between First Bank of Florida (the "Association"), a federally chartered savings institution, with its principal administrative office at 450 South Australian Avenue, West Palm Beach, Florida, and Louis O. Davis, Jr., (the "Executive"), residing at 127 Thornton Drive, Palm Beach Gardens, Florida 33418. Any reference to "Holding Company" herein shall mean the Association's parent, First Palm Beach Bancorp, Inc., or any successor thereto.

         WHEREAS, Executive currently serves the Association in the capacity of President and Chief Executive Officer; and

         WHEREAS, the Association wishes to assure itself of the continued availability of the services of Executive for the period provided in this Agreement; and

         WHEREAS, the Executive is willing to serve in the employ of the Association on a full-time basis for said period on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided; the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES

         (a) During the period and upon the terms and conditions set forth herein, Executive agrees to serve as President and Chief Executive Officer of the Association. The Executive shall have such power, authority and responsibility and shall perform such duties as are prescribed by or under the By-Laws of the Association and as are customarily performed by persons situated in a similar executive capacity, including, without limitation, the general direction of all the business and affairs of the Association, the hiring and supervision of all senior management personnel, and long-term strategic planning for the Association, including growth by merger and acquisition. Failure to reelect Executive as President and Chief Executive Officer without the consent of the Executive shall constitute a breach of this Agreement by the Association.

         (b) Executive's principal place of employment shall be at the Association's executive offices at the address first above written, or at such other location within a 25-mile radius thereof at which the Association shall maintain its principal executive offices, or at such other location as the Association and Executive may mutually agree upon. The Association shall provide Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Association and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Association shall reimburse Executive for his ordinary and necessary business expenses, including, without lim itation, fees for memberships in such clubs and organizations as Executive and the Association shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require.

2.       TERM

         (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Prior to the first anniversary date of this Agreement, and on each anniversary date thereafter (each an "Anniversary Date"), the Board of Directors of the Association ("Board") shall review the terms of this Agreement and Executive's performance of services hereunder and may, in the absence of objection from Executive, approve an extension of the Employment Agreement. In such event, the Employment Agreement shall be extended to the third anniversary of the relevant Anniversary Date.

         (b) For all purposes of this Agreement, the term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the term of this Agreement (as extended pursuant to section 2(a) of this Agreement) is then scheduled to expire.


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         (c)  Nothing in this Agreement shall be deemed to prohibit the
Association at any time from terminating Executive's employment during the term of this Agreement with or without notice for any reason; provided, however, that the relative rights and obligations of the Association and Executive in the event of any such termination shall be determined under this Agreement.

         (d) During the period of his employment hereunder, except for periods of absence occasioned by illness, holidays, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Association and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time-to-time, Executive may serve, or continue to serve, on the Boards of Directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Association, or materially affect the performance of Executive's duties pursuant to this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Association and generally applicable to all similarly situated executives. Executive may also serve as an officer or director of the Holding Company on such terms and conditions as the Association and the Holding Company may mutually agree upon, and such service shall not be deemed to materially interfere with Executive's performance of his duties hereunder or otherwise to result in a material breach of this Agreement.

3.       COMPENSATION AND REIMBURSEMENT

         (a) In consideration for the services to be rendered by Executive hereunder, the Association shall pay Executive a salary at an initial annual rate of $250,000 per year ("Base Salary"), payable in approximately equal installments in accordance with the Association's customary payroll practices for senior officers. The Board, or a Committee designated thereby, shall review Executive's Base Salary at such times as it deems appropriate, but not less frequently then once every twelve months, and the Board may, in its discretion, approve an increase in Executive's Base Salary. Any such increase shall become the "Base Salary" for purposes of this Agreement. In addition to Base Salary, Executive may receive other cash compensation from the Association for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time. Base Salary shall include any amounts of compensation deferred by Executive under a qualified plan maintained by the Association.

         (b) During the term of this Agreement, Executive shall be treated as an employee of the Association and shall be eligible to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, professional financial planning services and tax preparation programs and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, ESOP, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Association, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Association's customary practices.

         (c) In addition to the Base Salary provided for by paragraph (a) of this section 3, the Association shall provide Executive with the perquisites customarily provided to senior officers and may provide such additional compensation in such form and such amounts as the Board may from time-to-time determine.

4.       TERMINATION OF EMPLOYMENT WITH SEVERANCE BENEFITS

         (a) Executive shall be entitled to the severance benefits described herein in the event that his employment with the Association terminates during the term of this Agreement under any of the following circumstances:

               (i) Executive's voluntary resignation from employment with the Association within ninety (90) days following:

                    (A) the failure of the Board to appoint or re-appoint or elect or re-elect Executive to the office described in section 1 of this Agreement (or a more senior office of the Association);

                    (B) if Executive is a member of the Board as of the date of this Agreement, the failure of the stockholders of the Association to elect or re-elect Executive or the failure of the Board (or the nominating committee thereof) to nominate Executive for such election or re-election;


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                    (C)  the expiration of a thirty (30) day period following
               the date on which Executive gives written notice to the Association of its material failure, whether by amendment of the Association's Organization Certificate or By-laws, action of the Board or the Association's stockholders or otherwise, to vest in Executive the functions, duties, or responsibilities prescribed in section 1 of this Agreement, unless, during such thirty (30) day period, the Association fully cures such failure; or

                    (D) the expiration of a thirty (30) day period following the date on which Executive gives written notice to the Association of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of Executive's rate of Base Salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which Executive participates which, alone or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Association fully cures such failure; or

               (ii) the termination of Executive's employment with the Association for any other reason not described in section 7; then, subject to sections 15 and 16, the Association shall provide the benefits and pay to Executive the amounts described in section 4(b).

         (b) Upon the termination of Executive's employment with the Association under circumstances described in section 4(a) of this Agreement, the Association shall pay and provide to Executive (or, in the event of his death, to his estate):

               (i) his earned but unpaid compensation (including, without imitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for under this Section 4(b)), as of the date of the termination of his employment with the Association, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

               (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Association's officers and employees;

               (iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits, in addition to that provided pursuant to section 4(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for Executive, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater) if he had continued work ing for the Association during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the term of this Agreement which is prior to Executive's termination of employment with the Association, it being understood that Executive's "qualifying event" for purposes of continuation coverage under the Consolidated Budget Reconciliation Act ("COBRA") shall occur at the expiration of this period;

               (iv) within five (5) days following his termination of employment with the Association, a lump sum payment, in an amount equal to the salary that Executive would have earned if he had continued working for the Association during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the term of this Agreement which is prior to Executive's termination of employment with the Association. Such lump sum is to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

               (v) within thirty (30) days following his termination of employment with the Association, a lump sum payment in an amount equal to the excess, if any, of:

                    (A) the present value of the aggregate benefits to which he would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Association, if he were 100% vested thereunder and had continued working for the Association during the Re maining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation recognized under such plans for

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               the year in which termination of employment occurs all amounts payable under sections 4(b)(i), (iv) and (vi); over

                    (B) the present value of the benefits to which he is actually entitled under such defined benefit pension plans as of the date of his termination; where such present values are to be determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code (as hereinafter defined) and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate"); and

               (vi) within five (5) days following his termination of employment with the Association, the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Association if he had continued working for the Association during the Re maining Unexpired Employment Period and had earned in each calendar year that ends during the Remaining Unexpired Employment Period a bonus in an amount equal to the highest annual bonus or incentive award actually paid to him in any calendar year ending during the three-year period ending on the date of termination of employment.

The Association and Executive hereby stipulate that the damages which may be incurred by Executive following any such termi nation of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 4(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive's efforts, if any, to mitigate damages. The Association and Executive further agree that the Association may condition the payments and benefits (if any) due under sections 4(b)(iii), (iv), (v), and (vi) on the receipt of Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Holding Company or the Association or any subsidiary or affiliate of either of them.

5.       TERMINATION UPON OR FOLLOWING A CHANGE OF CONTROL

         (a) For the purposes of this Agreement, a "Change of Control" of the Association shall be (i) an event of a nature that results in a Change of Control of the Association within the meaning of the Home Owners' Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof (provided that in applying the definition of a Change of Control as set forth under the Rules and Regulations of the OTS, the Board of Directors shall substitute its judgment for that of the OTS), or (ii) a Change of Control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), without regard to whether or not such regulation actually applies; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first above written), other than the Association or any person who on the date hereof is a director or officer of the Association, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Association (not including any securities acquired directly from the Association or its affiliates other than in connection with the acquisition by the Association or its affiliates of a business) representing 20% or more of the combined voting power in the election of directors of the Association's then outstanding securities, (B) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Association together with any new director (other than a director whose initial assumption of office is in connection with any actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Association whose appointment or election by the Board of Directors of the Association or nomination for election by the Association's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof, (C) the stockholders of the Holding Company or the Association approve a merger or consolidation of the Association with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Association's outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power in the election of directors of the securities of the Association or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Association (or similar transaction) in which no "person" is or becomes the "beneficial owner," directly or indirectly, of securities of the Association (not including in the securities "beneficially owned" by such "person" any securities acquired directly from the Association or its affiliates other than in connection with the acquisition by the Association or its affiliates of a business) representing 20% or more of the combined voting power in the election of directors of the Association's then outstanding securities; or (D) the stockholders of the Association approve a plan of complete liquidation or dissolution of the Association or an agreement

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for the sale or disposition by the Association of all or substantially all of the Association's assets, other than a sale or disposition by the Association of all or substantially all of the Association's assets to an entity which assumes the obligations set forth in this Agreement, and at least 60% of the combined voting power in the election of directors of the voting securities of which are owned by stockholders of the Association in substantially the same proportions as their ownership of the Association any immediately prior to such sale.

A Change of Control of the Association shall also include any event described in this section 5(a) if the term "Holding Company" were substituted for the term "Association"each time it appears herein.

         (b) Subject to sections 15 and 16, Executive shall be entitled to the payments and benefits contemplated by section 5(c) in the event of his termination of employment with the Association following a Change of Control under any of the circumstances described in section 4(a) of this Agreement or under any of the following circumstances:

               (i) resignation, voluntary or otherwise, by Executive at any time during the term of this Agreement and within ninety (90) days following his demotion, loss of title, office or significant authority or responsibility, or following any material reduction in any element of his compensation and benefits;

               (ii) resignation, voluntary or otherwise, by Executive at any time during the term of this Agreement and within ninety (90) days following (A) any relocation of his principal place of employment outside of a 25-mile radius of the principal place of employment immediately prior to the Change of Control that would require a relocation of his residence in order to be able to commute to such new place of employment within a commuting time not in excess of the greater of 60 minutes or Executive's commuting time prior to the Change of Control or (B) any material adverse change in working conditions at such principal place of employment; or

               (iii) resignation, voluntary or otherwise, by Executive at any time during the term of this Agreement following the failure of any successor to the Association in the Change of Control to include Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless Executive is already covered by a substantially similar plan of the Association which is at least as favorable to him.

         (c) Upon the termination of Executive's employment with the Association following a Change of Control under circumstances described in section 4(a) or section 5(b) of this Agreement, the Association shall pay and provide to Executive (or, in the event of his death, to his estate):

               (i) his earned but unpaid compensation (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for under this Section 5(c)), as of the date of the termination of his employment with the Association, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

               (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Association's officers and employees;

               (iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits, in addition to that provided pursuant to section 5(c)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for Executive, for a period of thirty-six (36) months following the termination of Executive's employment (the "Payment Period"), coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater) if he had continued working for the Association during the Payment Period at the highest annual rate of compensation achieved during that portion of the term of this Agreement which is prior to Executive's termination of employment with the Association, it being understood that Executive's "qualifying event" for purposes of continuation coverage under COBRA shall occur at the expiration of this period;

               (iv) within five (5) days following his termination of employment with the Association, a lump sum payment, in an amount equal to the salary that Executive would have earned if he had continued working for the Association during the Payment Period at the highest annual rate of salary achieved during that portion of the term of this Agreement which is prior to Executive's termination of employment with the Association. Such lump sum is to be paid

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          in lieu of all other payments of salary provided for under this
          Agreement in respect of the period following any such termination;

               (v) within thirty (30) days following his termination of employment with the Association, a lump sum payment in an amount equal to the excess, if any, of:

                    (A) the present value of the aggregate benefits to which he would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Association, if he were 100% vested thereunder and had continued working for the Association during the Payment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Payment Period and by adding to the compensation recognized under such plans for the year in which termination of employment occurs all amounts payable under sections 5(c)(i), (iv) and (vi); over

                    (B) the present value of the benefits to which he is
               actually entitled under such defined benefit pension plans as of the date of his termination;

          where such present values are to be determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which the Executive's termination of employment occurs ("Applicable PBGC Rate"); and

               (vi) within five (5) days following his termination of employment with the Association, the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Association if he had continued working for the Association during the Payment Period and had earned in each calendar year that ends during the Payment Period a bonus in an amount equal to the highest annual bonus or incentive award actually paid to him in any calendar year ending during the three-year period ending on the date of termination of employment.

The Association and Executive hereby stipulate that the damages which may be incurred by Executive following any such termi nation of employment following a Change of Control are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 5(c) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive's efforts, if any, to mitigate damages. The Association and Executive further agree that the Association may condition the payments and benefits (if any) due under sections 5(c)(iii), (iv), (v), and (vi) on the receipt of Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Association or the Holding Company or any subsidiary or affiliate of either of them.

6.       TERMINATION UPON RETIREMENT

         Termination of Executive based on "Retirement" shall mean termination in accordance with the Association's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Association and other plans to which Executive is a party and this Agreement shall be terminated.

7.       TERMINATION WITHOUT ADDITIONAL ASSOCIATION LIABILITY

         In the event that Executive's employment with the Association shall terminate during the term hereof on account of:

         (a) the discharge of Executive for "cause," which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; PROVIDED, HOWEVER, that Executive shall not be deemed to have been discharged for cause unless and until the following procedures shall have been followed:


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               (i) the Board shall adopt a resolution duly approved by
          affirmative vote of a majority of the entire Board at a meeting called and held for such purpose calling for Executive's termination for cause and setting forth the purported grounds for such termination ("Proposed Termination Resolution");

               (ii) as soon as practicable, and in any event within five (5) days, after adoption of such resolution, the Board shall furnish to Executive a written notice of termination which shall be accompanied by a certified copy of the Proposed Termination Resolution ("Notice of Proposed Termination");

               (iii) Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds set forth in the Proposed Termination Resolution at one or more meetings of the Board to be held no sooner than fifteen (15) days and no later than thirty (30) days after the Executive's receipt of the Proposed Termination Notice ("Termination Hearings"); and

               (iv) within ten (10) days following the end of the Termination Hearings, the Board shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (A) finding that in the good faith opinion of the Board the grounds for termination set forth in the Proposed Termination Resolution exist and (B) terminating Executive's employment ("Termination Resolution"); and

               (v) as promptly as practicable, and in any event within one (1) business day after adoption of the Termination Resolution, the Board shall furnish to the Executive written notice of termination, which notice shall include a copy of the Termination Resolution and specify an effective date of termination that is not later than the date on which such notice is given;

         (b) Executive's voluntary resignation from employment with the Association for reasons other than those specified in section 4(a)(i) or section 5(b);

         (c)      Executive's death; or

         (d) a determination that Executive is eligible for long-term disability benefits under the Association's long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Association shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Association.

         (e) For purposes of section 7(a), no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Association. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Association shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Association.

8.       NOTICE

         (a) Any purported termination by the Association or by Executive shall be communicated by Notice of Termination to the other party hereto. Except in a termination for cause, such Notice of Termination shall be provided to Executive not less than thirty (30) days prior to Executive's Date of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a dated written notice which shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (iii) specify a Date of Termination, which shall be not less than thirty (30) days nor more than ninety (90) days after such Notice of Termination is given, except in the case of a Termination for cause, in which case the Notice of Termination may specify a Date of Termination as of the date of such Notice of Termination.

         (b) "Date of Termination" shall mean the date specified in the Notice of Termination.


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



9.       POST-TERMINATION OBLIGATIONS

         (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

         (b) Executive shall, upon reasonable notice and at the Association's expense, furnish such information and assistance to the Association as may reasonably be required by the Association in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.      NON-COMPETITION

         (a) Upon any termination of Executive's employment hereunder pursuant to section 4 hereof, Executive agrees not to compete with the Association and/or the Holding Company for a period of one (1) year following such termination in any city, town or county in which the Association and/or the Holding Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Association and/or the Holding Company. The parties hereto, recognizing that irreparable injury will result to the Association and/or the Holding Company, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Association and/or the Holding Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that in the event of the termination of his employment pursuant to section 4 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Association and/or the Holding Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Association and/or the Holding Company from pursuing any other remedies available to the Association and/or the Holding Company for such breach or threatened breach, including the recovery of damages from Executive.

         (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Association and affiliates thereof, as it may exist from time-to-time, is a valuable, special and unique asset of the business of the Association. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Association. In the event of a breach or threatened breach by Executive of the provisions of this section 10, the Association will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

11.      SOURCE OF PAYMENTS; GUARANTEE

         All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association. The Holding Company hereby irrevocably and unconditionally guarantees to Executive the payment of all amounts, and the performance of all other obligations, due from the Association in accordance with this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

12.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

         (a) This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Association or any predecessor of the Association and Executive (including without limitation that certain Employment Agreement between the Association and Executive dated , 1993), except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

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



         (b) The termination of Executive's employment during the term of this Agreement or thereafter, whether by the Association or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Association's qualified or non-qualified retirement, pension, savings, ESOP, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Association from time to time.

13.      NO ATTACHMENT

         Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affected any such action shall be null, void, and of no effect.

14.      MODIFICATION AND WAIVER

         (a) Except for increases in the Base Salary as provided for in section 3(a), this Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.      LIMITATION PROVISIONS

         (a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to Executive under section 4(b) or section 5(c) hereof (exclusive of amounts described in section 4(b)(i) or (ii) or 5(c)(i)or (ii)), exceed three times Executive's average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Association (or for his entire period of employment with the Association if less than five calendar years).

         (b) (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive in connection with a Change of Control of the Association or the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Holding Company or the Association, any person whose actions result in a Change of Control of the Association or any person affiliated with the Holding Company or the Association or such person) (all such payments and benefits, including the payments and benefits provided under this Agreement (the "Severance Payments"), being hereinafter called "Total Payments") would not be deductible (in whole or part), by the Association, an affiliate or a person making such payment or providing such benefit as a result of
               Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided in such other plan, arrangement or agreement), the cash Severance Payments shall first be reduced (if necessary, to zero), and all other Severance Payments shall thereafter be reduced (if necessary, to zero); PROVIDED, HOWEVER, that Executive may elect (at any time prior to the delivery of a Notice of Termination hereunder) to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

                    (B) For purposes of the limitation contained in Subsection
               (A) of this section 15(b), (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the delivery of a Notice of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change of Control of the Association, the Association's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of Section 280G(b) (2) of the Code, including by reason of Section 280G(b)
               (4) (A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments

               (other than those referred to in clauses (i) or (ii)), in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) (B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d) (3) and (4) of the Code.

                    (C) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Association in applying the terms of this section 15(b), the aggregate "parachute payments" paid to or for Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code, then Executive shall have an obligation to pay the Association upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for Executive's benefit over the aggregate "parachute payments" that could have been paid to or for Executive's benefit without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at 120% of the rate provided in Section 1274 (b) (2) (B) of the Code from the date of Executive's receipt of such excess until the date of such payment. If the Severance Payments shall be decreased pursuant to section 15(b) (A) hereof, and the benefits under section 5(c)(iii) hereof which remain payable after the application of section 15(b) hereof are thereafter reduced pursuant thereto because of the receipt by Executive of substantially similar benefits, the Association shall, at the time of such reduction, pay to Executive the lowest of (a) the amount of the decrease made in the Severance Payments pursuant to section 15(b) hereof,
               (b) the amount of the subsequent reduction in such benefits, or
               (c) the maximum amount which can be paid to Executive without being, or causing any other payment to be, nondeductible by reason of Section 280G of the Code.

16.      REQUIRED REGULATORY PROVISIONS

         The following provisions are included for the purpose of complying with various laws, rules and regulations applicable to the Association:

         (a) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818 (e)(3) or (g)(1), the Association's prospective obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

         (b) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818 (e)(4) or
(g)(1)), all prospective obligations of the Association under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         (c) Notwithstanding anything herein to the contrary, if the Association is in default as defined in Section 3(x)(1) (12 U.S.C. 1813 (x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all prospective obligations of the Association under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties hereto.

         (d) Notwithstanding anything herein to the contrary, all prospective obligations of the Association under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association, (I) by the Director of the Office of Thrift Supervision (or his designee), or the Federal Deposit Insurance Corporation, at the time FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) (12 U.S.C. ss.1823 (c)) of the Federal Deposit Insurance Act; or (ii) by the Director of the Office of Thrift Supervision ("OTS") (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.


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



         (e) Notwithstanding anything herein to the contrary, any payments made to Executive by the Association, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss.1828(k) and any regulations promulgated thereunder.

         If and to the extent that any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

17.      SEVERABILITY

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.      HEADING FOR REFERENCE ONLY

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.      GOVERNING LAW

         The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida without (regard to the conflict of laws principles thereof), but only to the extent not preempted by federal law.

20.       INDEMNIFICATION FOR ATTORNEYS' FEES

         The Association shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, in curred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his ef forts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Association's obligations hereunder shall be conclusive evidence of Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. This provision shall be inoperative if and to the extent that, but only if and to the extent that, it shall be determined that compliance herewith would violate any applicable law or regulation.

21.      INDEMNIFICATION AND INSURANCE

         (a) During the term of this Agreement and for a period of six (6) years thereafter, the Association shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Association or service in other capacities at the request of the Association. The coverage provided to Executive pursuant to this section 21 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Association.

         (b) To the maximum extent permitted under applicable law, during the term of this Agreement and for a period of six (6) years thereafter, the Association shall indemnify, and shall cause its subsidiaries and affiliates to indemnify Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Association or any subsidiary or affiliate thereof.
This section 21(b) shall not be applicable where section 20 is applicable.

22.      SUCCESSOR AND ASSIGNS

         This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, and the Association and its successors and assigns, including any successor by merger or consolidation or any other per son or firm or corporation to which all or substantially all of the assets and business of the Association may be sold or otherwise transferred. Failure of the Association to obtain from any successor its express written assumption of the Association's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement unless cured within ten (10) days after notice thereof by Executive to the Association.

SIGNATURES

IN WITNESS WHEREOF, First Bank of Florida and First Palm Beach Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, as of the day and year first above written.


ATTEST:                                          FIRST BANK OF FLORIDA


/s/ John C. Trammel                              By: /s/ R. Randy Guemple
------------------------------                      -----------------------
Secretary                                           Duly Authorized Officer


SEAL


ATTEST:                                          FIRST PALM BEACH BANCORP, INC.
                                                 (Guarantor)


/s/ Elaine P. Gerboc                             By: /s/ R. Randy Guemple
------------------------------                      ---------------------------


SEAL


WITNESS:


/s/ Carol A. Patton                              By: /s/ Louis O. Davis, Jr.
------------------------------                      ---------------------------
                                                    Executive



                                       43